Exhibit 10.16
YOUR OFFER TO JOIN PURE!

December 08, 2020

Ajay Singh

Ajay,

Pure Storage, Inc. (“Pure” or the “Company”) is on a mission to create and deliver the modern data experience and we’re excited to offer you the opportunity to join us in this endeavor as our Chief Product Officer.

In this role, you will be responsible for leading our global research and development organization to stunning levels of success in product portfolio development, customer adoption, market share growth, and overall financial business performance. You will report directly to me, Charles Giancarlo, and will be based in Mountain View, CA at 650 Castro Street.

CASH COMPENSATION

We are pleased to offer you an annual salary of $550,000.00, less payroll deductions and withholdings. You will be paid semi-monthly.

You are eligible to earn an incentive bonus equal to 80% of your annual base salary, subject to the terms and conditions of the corporate incentive bonus plan, including any plan rules/requirements relating to a particular period, in effect from time to time. Pure Storage’s performance period is based on the company’s fiscal year that runs from February to January. Because your start date is after November 1, 2020, our cut off date for participation in the FY21 bonus program, your next eligibility will be to participate in the FY22 plan starting February 2021.

NEW HIRE EQUITY

We will recommend to Pure’s Compensation Committee that you be granted an award of restricted stock units (“RSU”) with a value of $7,000,000.00.

The number of RSUs will be determined by dividing the value above by the prior 30 trading-day average of the NYSE closing price of the Company’s common stock, ending on the 15th of the month in which the grant is made, but not at a price less than $16.00. Shares will be rounded to the nearest whole share.

This RSU award will vest as follows: 1/4th of the total units on the first anniversary of the grant date, with 1/16th of the total units vesting quarterly thereafter. The grant date is expected to be the earliest of the following dates after your start date: March 20, June 20, September 20 or December 20, provided that your start date is on or prior to the 15th day of that month (or the next business day if the 15th falls on a weekend or holiday); otherwise your grant date will be on the next earliest grant date. This award will be subject to the terms and conditions of the 2015 Equity Incentive Plan and your applicable award agreement.

PERFORMANCE SHARES EQUITY

The Pure Storage board of directors sets executive performance targets at the beginning of the fiscal year, and you will be eligible to receive a performance restricted stock unit (“PSU”) grant with a target value of $3,250,000 for the FY22 cycle that will take place early next fiscal year.

The target PSU award value will be converted to shares in a manner to be determined by Pure’s Compensation Committee and applied to all participants of the Performance Share Unit plan at Pure. This award will be subject to the terms and conditions of the 2015 Equity Incentive Plan and your applicable award agreement. The actual shares earned will be determined once company performance is determined following the close of the FY22 performance year.

Exhibit 10.16
Actual shares earned will vest over three years, with 1/3rd vesting in March 2022 and the remainder vesting quarterly thereafter based on your continued employment with Pure Storage.

ADDITIONAL TERMS

Included in this offer is a one-time Sign-on Bonus of $1,200,000.00, which will be paid, less payroll deductions and withholdings, within two payroll periods of your start date. If your employment is terminated for any reason other than a layoff within the first 12 months of continuous service, you agree to repay the net Sign-on Bonus amount received.

BENEFITS

You will be eligible for the standard Pure benefits as the Company adopts them pursuant to the terms of the applicable benefit plan.

CHANGE IN CONTROL

In September 2015, we adopted a Change in Control Severance Benefit Plan (the Severance Plan). Employees with the title of vice president or above, including each of our named executive officers, are eligible participants under the Severance Plan. Under the Severance Plan, each eligible participant whose employment is involuntarily terminated within the period starting three months prior to a change in control of the company and ending on the 12-month anniversary of the change in control, will receive (i) a lump sum cash payment equal to six months of the participant’s then-current base salary, (ii) a lump sum cash payment equal to six months of the participant’s then-current annual target bonus, (iii) up to six months of company-paid health insurance coverage, and (iv) accelerated vesting of 100% of the shares subject to each time-based vesting equity award held by such participant. These payments and benefits are subject to a “best after tax” provision in the case the case they would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Code.

CONFIDENTIAL INFORMATION

We work hard to keep all things Pure, literally. We expect that in your work at Pure, you not use or disclose any confidential information, including trade secrets, of any former employer or other person or company to whom you have an obligation of confidentiality. Rather, you may use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. By accepting employment with Pure, you agree that you have disclosed to us any contract you have signed that may restrict your activities on behalf of Pure.

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT (EPIA)

As a condition of starting employment with Pure, you will be asked to sign, return, and comply with the Employee Proprietary Information Agreement (EPIA), which outlines the prohibited, unauthorized use or disclosure of Pure’s confidential information, among other obligations. The EPIA will be provided to you once you have access to the on-boarding portal.

You may terminate your employment with Pure at any time and for any reason whatsoever simply by notifying us. Likewise, Pure may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and a Pure officer.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this offer, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration in Palo Alto, California conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and

Exhibit 10.16
procedures for employment disputes. The JAMS Employment Arbitration Rules and Procedures are available for review on JAMS’ web site at http://www.jamsadr.com/rules-employment-arbitration/ and a hard copy of the rules will be provided to you upon request. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.

By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all administrative fees in excess of the amount of those administrative fees you would have been required to pay if the Claims were decided in a court of law. You may be represented by your own attorney, at your expense. Nothing in this offer letter or this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitration may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This offer is contingent upon the successful completion of background and reference checks and satisfactory proof of your right to work in the United States. We may need your help to complete this process, so please assist as needed and complete any documentation to meet these conditions.

This letter, together with your Employee Proprietary Information Agreement, forms the complete and exclusive statement of the terms of your employment with Pure. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a Pure officer.

If you voluntarily resign or your employment with Pure is terminated for any reason other than a layoff within the first 12 months of continuous service, by signing this letter, you authorize Pure to deduct any outstanding amounts owed by you to Pure from your final paycheck.

WE LOOK FORWARD TO WELCOMING YOU ABOARD

Please confirm your acceptance of this offer of employment at the Company under the terms above by providing your e-signature on this document.

This offer is contingent on you starting on or before January 5, 2021 at which point you must be free and clear of any obligations to your prior employer that would preclude your unrestricted employment by the Company and have completed the requirements above.

We look forward to having you join our team and the impact we know you will make as we continue to build, innovate, and grow!

Sincerely,

/s/ Charles Giancarlo
Charles Giancarlo, CEO, Pure Storage

Exhibit 10.16

Accepted: 12/9/2020

/s/ Ajay Singh
Ajay Singh